Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Omnibus Incentive Plan and the 2020 Employee Stock Purchase Plan of Skillz Inc. of our report dated September 4, 2020, with respect to the financial statements of Skillz Inc. included in the Registration Statement (Form S-4 No. 333-248638) and the related Prospectus of Skillz Inc. and in the Registration Statement (Form S-1 No. 333-252868) and the related Prospectus of Skillz Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

February 23, 2021